Exhibit 99.1

Walker & Dunlop Reports 169% Growth in Q4 Net Income to $99

Million, Leading to Record Adjusted EBITDA of $55 Million

Initiates $0.25 per Share Quarterly Dividend

FOURTH QUARTER 2017 HIGHLIGHTS

•	Total transaction volume of $8.3 billion, up 33% from Q4 '16
•	Record total revenues of $207.2 million, up 16% from Q4 '16
•	Record net income of $99.0 million, or $3.06 per diluted share, up 169% from Q4 '16
o	Net income benefitted from a $58.3 million, or $1.80 per diluted share, reduction to income tax expense from tax reform legislation
o	Without the benefit from tax reform legislation, net income was $40.7 million, or $1.26 per diluted share, up 11% from Q4 '16
•	Record adjusted EBITDA[1] of $54.7 million, up 58% from Q4 '16

FULL-YEAR 2017 HIGHLIGHTS

•	Total transaction volume of $27.9 billion, a 45% increase from 2016
•	Total revenues of $711.9 million, a 24% increase from 2016
•	Net income of $211.1 million, or $6.56 per diluted share, an 85% increase from 2016
o	Without the benefit from tax reform legislation mentioned above, net income was $152.8 million, or $4.76 per diluted share, up 34% from 2016
•	Adjusted EBITDA of $201.0 million, up 55% from 2016

Bethesda, MD – February 7, 2018 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) reported record fourth quarter 2017 net income of $99.0 million, or $3.06 per diluted share, representing a 169% increase in net income over the fourth quarter 2016.  Without the benefit from tax legislation, net income was $40.7 million, or $1.26 per diluted share, an increase of 11%.  Total revenues for the fourth quarter 2017 were $207.2 million, a new quarterly record, up 16% from the prior-year fourth quarter. Adjusted EBITDA for the fourth quarter 2017 was $54.7 million, also a new quarterly record, up 58% compared to the fourth quarter 2016.

“Walker & Dunlop had a fantastic fourth quarter, capping off a phenomenal 2017,” commented Willy Walker, Chairman and CEO. “Record financial performance is a direct result of the client base we have built, the daily execution of the Walker & Dunlop team, and our business model. Every major financial metric was up dramatically from the previous year: total transaction volume of $28 billion was up 45%, net income of $211 million was up 85%, and adjusted EBITDA of $201 million was up 55%.  With strong fundamentals in the commercial real estate sector, and Walker & Dunlop’s scaled lending platform and brand recognition, we expect to continue growing our company and financial results significantly faster than the competition.”

Mr. Walker continued, “The dramatic growth of our lending platform and client base has built the eighth largest commercial loan servicing portfolio in the nation, which at over $75 billion, generates tremendous cash flow and adjusted EBITDA.  Walker & Dunlop’s EBITDA in 2017 is ten times what it was in 2010.  Due to the fundamentals of the multifamily lending market, the defendable market position we have created, and the cash flow streams our business model generates, Walker & Dunlop’s Board of Directors voted yesterday to initiate a $0.25 per share quarterly dividend. It is our expectation that we will increase the dividend over time while continuing to invest in the growth of our business.”

Fourth Quarter 2017 Earnings Release

FOURTH QUARTER 2017 OPERATING RESULTS

TRANSACTION VOLUMES
(dollars in thousands)	Q4 2017	Q4 2016	$ Variance	% Variance
Fannie Mae	$2,426,878	$2,273,379	$153,499	7%
Freddie Mac	1,665,787	1,231,766	434,021	35
Ginnie Mae - HUD	483,494	261,204	222,290	85
Brokered	2,154,644	1,304,724	849,920	65
Interim Loans	124,810	184,560	(59,750)	(32)
Loan origination volume	$6,855,613	$5,255,633	$1,599,980	30%
Investment sales volume	1,456,554	1,005,265	451,289	45
Total transaction volume	$8,312,167	$6,260,898	$2,051,269	33%

Discussion of Results:

•

The increase in total transaction volume was largely the result of (i) an increase in the average number of mortgage bankers and brokers from 113 during the fourth quarter 2016 to 143 during the same period in 2017 and (ii) the origination of two portfolios with $915.7 million of loans during the fourth quarter 2017 compared to one portfolio with $324.0 million of loans during the fourth quarter 2016.

•

We continue to experience strong total transaction volume due to the continued strength of the commercial real estate and multifamily markets,  positive macroeconomic fundamentals, a  relatively low interest rate environment, and robust demand for rental properties.

•	A $140.4 million period-over-period increase in construction lending was the primary contributor to the large percentage increase in HUD lending.
•	A substantial increase in the average number of mortgage bankers with a primary expertise in brokered loan originations was the largest driver of the increase in brokered loan origination volume.
•	The increase in investment sales volume year over year is due to an increase in the average number of investment sales professionals year over year.

SERVICING PORTFOLIO
(dollars in thousands)	Q4 2017	Q4 2016	$ Variance	% Variance
Fannie Mae	$32,075,617	$27,728,164	$4,347,453	16%
Freddie Mac	26,782,581	20,688,410	6,094,171	29
Ginnie Mae - HUD	9,640,312	9,155,794	484,518	5
Brokered	5,744,518	5,286,473	458,045	9
Interim Loans	249,138	222,313	26,825	12
Total servicing portfolio	$74,492,166	$63,081,154	$11,411,012	18%
Weighted-average servicing fee rate (basis points)	25.7	26.1
Weighted-average remaining term (years)	10.0	10.3

Discussion of Results:

•

Our servicing portfolio has experienced significant growth over the past year due to our record loan origination volumes and relatively few payoffs. During 2017, the Company originated $24.9 billion of loans, $17.2 billion of which were Agency loans. Additionally, the Company acquired a HUD servicing portfolio with an unpaid principal balance of $0.6 billion in 2017.

•

The decrease in the weighted-average servicing fee is the result of the addition of $7.0 billion of Freddie Mac, HUD, and brokered loans serviced compared to an increase of only $4.3 billion of Fannie Mae loans serviced. Fannie Mae loans have the highest servicing fees of all the loans types we service.

Fourth Quarter 2017 Earnings Release

•

The slight decrease in the weighted-average remaining term is the result of the substantial increases in Fannie Mae, Freddie Mac, and brokered loans serviced compared to a lower increase in HUD loans serviced. Fannie Mae, Freddie Mac, and brokered loans typically have terms of 10 years or less, while HUD loans typically have terms of 30 years or more.

•	Fewer than $5.0 billion of Agency loans are scheduled to mature over the next two years.
•	During the fourth quarter 2017, we added $4.2 billion of net loans to our servicing portfolio, half of which were Fannie Mae loans.
•	Net MSR additions from loan originations during the quarter totaled $39.1 million.
•	During the fourth quarter 2017, we purchased the rights to service a HUD loan portfolio with an aggregate $0.6 billion unpaid principal balance from a third-party servicer for $7.8 million.
•	The mortgage servicing rights associated with the servicing portfolio had a fair value of $826.7 million as of December 31, 2017.

REVENUES
(dollars in thousands)	Q4 2017	Q4 2016	$ Variance	% Variance
Loan origination fees	$76,557	$52,679	$23,878	45%
Gains attributable to MSRs	52,901	65,100	(12,199)	(19)
Gains from mortgage banking activities	129,458	117,779	11,679	10
Servicing fees	46,713	39,370	7,343	19
Net warehouse interest income, LHFS	5,485	5,465	20	-
Net warehouse interest income, LHFI	1,204	2,337	(1,133)	(48)
Escrow earnings and other interest income	6,786	2,943	3,843	131
Other revenues	17,556	10,497	7,059	67
Total revenues	$207,202	$178,391	$28,811	16%
Key revenue metrics (as a percentage of loan origination volume):
Origination related fees	1.12%	1.00%
Gains attributable to MSRs	0.77	1.24
Gains attributable to MSRs - Agency loans [2]	1.16	1.73

Discussion of Results:

•

The increase in loan origination fees to a quarterly record of $76.6 million was largely driven by the increase in loan origination activity in the fourth quarter 2017 compared to the prior-year fourth quarter.

•

The decrease in gains attributable to mortgage servicing rights (“MSRs”) was primarily the result of a  28% decrease in the weighted-average servicing fee of Fannie Mae loans originated and a 46% increase in floating-rate loan origination volume from the fourth quarter 2016 to the fourth quarter 2017, partially offset by the increase in Freddie Mac and HUD loan origination volume year over year. The decline in the weighted-average servicing fee related largely to the aforementioned portfolios originated during the fourth quarter 2017. We record relatively less MSR income on (i) floating-rate loan originations as their estimated life is substantially shorter than fixed-rate loan originations and (ii) loan originations of large portfolios as their servicing fees are typically substantially less than those received on smaller loans.

•

The increase in the origination-related-fees key metric was primarily due to the mix of loan origination volume. HUD loan origination volume as a percentage of total loan origination volume increased from 5% during the fourth quarter 2016 to 7% during the fourth quarter 2017. The origination fees we receive on HUD loans are higher than any of our other loan types.

•

The decrease to the gains attributable to MSRs metric was due to a decrease in Fannie Mae loan origination volume as a percentage of total loan origination volume, an increase in brokered loan origination volume as a percentage of total loan origination volume, the decrease in the weighted-average servicing fee of Fannie Mae loans originated, and the increase in floating-rate loan origination volume. Fannie Mae loan origination volume as a percentage of total loan origination volume  decreased from 43% during the fourth quarter 2016 to 35% during the current quarter. Brokered loan origination volume as a percentage of total loan origination volume increased to 31% during the fourth quarter 2017 from 25% during the same period in 2016.

Fourth Quarter 2017 Earnings Release

•	The $11.4 billion increase in the servicing portfolio during the year was the principal driver of the substantial growth in servicing fees year over year.
•

Escrow earnings benefitted from an increase in the average balance of escrow accounts outstanding from the fourth quarter 2016 to the fourth quarter 2017. Additionally, the average placement fees on our escrow accounts has increased over the past year.

•

The increase in other revenues was principally due to an increase in revenues from investment sales activities, resulting primarily from the increase in investment sales volume, and an increase in prepayment fees.

EXPENSES
(dollars in thousands)	Q4 2017	Q4 2016	$ Variance	% Variance
Personnel	$91,120	$73,126	$17,994	25%
Amortization and depreciation	33,705	30,603	3,102	10
Provision (benefit) for credit losses	(27)	(778)	751	(97)
Interest expense on corporate debt	2,344	2,432	(88)	(4)
Other operating expenses	13,300	11,827	1,473	12
Total expenses	$140,442	$117,210	$23,232	20%
Key expense metrics (as a percentage of total revenues):
Personnel expenses	44%	41%
Other operating expenses	6	7

Discussion of Results:

•

Fixed compensation costs increased following acquisitions during the fourth quarter 2016 and first quarter 2017 and due to hiring to support the growth of the Company, resulting in a substantial increase in the average headcount from 539 in the fourth quarter 2016 to 622 in the same period in 2017.

•	Variable compensation costs increased as a result of a substantial increase in commissions expense resulting from the growth in total transaction volume and origination fees.
•	The increase in personnel expense metric was due to the increase in variable compensation costs. The annual personnel expense metric increased slightly from 40% in 2016 to 41% in 2017.
•

Amortization and depreciation costs increased due to the growth of the average balance of MSRs outstanding year over year. Over the past 12 months, we have added $112.8 million of MSRs, net of amortization and write offs due to prepayment.

KEY PERFORMANCE METRICS
(dollars in thousands, except per share amounts)	Q4 2017	Q4 2016	$ Variance	% Variance
Walker & Dunlop net income	$98,961	$36,790	$62,171	169%
Adjusted EBITDA	54,657	34,625	20,032	58
Diluted EPS	$3.06	$1.16	$1.90	164%
Operating margin	32%	34%
Return on equity	55	25

Discussion of Results:

•

The fourth quarter marks the 11th quarter out of the past 12 that the Company has produced year-over-year net income and diluted EPS growth, with average quarterly net income growth of 70% and average quarterly diluted EPS growth of 71% during the three-year period.

•

The increase in net income is largely attributable to the aforementioned increase in total revenues on strong total transaction volume and a significant decrease in income tax expense. Income tax expense was a net benefit to the Company of $32.8 million during the fourth quarter 2017 compared to expense of $24.2 million during the same quarter last year. The net benefit for the quarter related to the enactment of the Tax Cuts and Jobs Act (“tax reform”) in December 2017. The tax reform significantly reduced the statutory Federal income tax rate from 35% to 21%. The Company revalued its net deferred tax

Fourth Quarter 2017 Earnings Release

liabilities at December 31, 2017 using the new 21% Federal rate, resulting in a $58.3 million decrease in our net deferred tax liabilities with a corresponding decrease in income tax expense. The decrease in expense from tax reform was partially offset by an increase in income from operations year over year.

•

The increase in adjusted EBITDA was driven by increases in loan origination fees, servicing fees, escrow earnings and other interest income, and other revenues, partially offset by the increase in personnel costs.

•	The slight decrease in operating margin was driven primarily by the aforementioned increase in personnel expense and the decline in gains attributable to MSRs.
•

The increase in return on equity is largely related to the substantial increase in net income, partially offset by a $199.2 million increase in stockholders’ equity over the past year due primarily to $211.1 million of net income recorded over the past year, partially offset by share repurchases and retirement. Return on equity without the benefit from tax reform was 22%.

KEY CREDIT METRICS
(dollars in thousands)	Q4 2017	Q4 2016	$ Variance	% Variance
At risk servicing portfolio [3]	$28,058,967	$24,072,347	$3,986,620	17%
Maximum exposure to at risk portfolio [4]	5,680,798	4,921,802	758,996	15
60+ day delinquencies within at risk portfolio	$5,962	$—	$5,962	N/A %
Key credit metrics (as a percentage of the at risk portfolio):
60+ day delinquencies	0.02%	0.00%
Allowance for risk-sharing	0.01	0.02
Key credit metrics (as a percentage of maximum exposure):
Allowance for risk-sharing	0.07%	0.07%
Allowance for risk-sharing and guaranty obligation	0.79	0.73

Discussion of Results:

•

Our at risk servicing portfolio, which is comprised of loans subject to a defined risk-sharing formula, increased due to the significant level of Fannie Mae loan origination volume during the past year.  There was one loan 60+ day delinquent/defaulted in our at risk servicing portfolio at December 31, 2017.

•

The on-balance sheet interim-loan portfolio, which is comprised of loans for which the Company has full risk of loss, was $67.0 million at December 31, 2017 compared to $222.3 million at December 31, 2016. All of the Company’s interim loans are current and performing at December 31, 2017.  We expect to see a continued decline in this portfolio as most of our future loan originations are expected to be executed through our interim loan joint venture instead of originated using our balance sheet. The interim loan joint venture holds $182.2 million of loans as of December 31, 2017.

FULL-YEAR 2017 OPERATING RESULTS

Total transaction volume for the year ended December 31, 2017 was $27.9 billion compared to $19.3 billion for the same period last year, a 45% increase.

Total revenues for the year ended December 31, 2017 were $711.9 million compared to $575.3 million for the same period last year, a 24% increase. The change in total revenues was largely driven by a 20% increase in gains from mortgage banking activities due primarily to the significant increase in total transaction volume, a 25% increase in servicing fees related to an increase in our average servicing portfolio, a 122% increase in escrow earnings and other interest income resulting from an increase in escrow balances and the escrow earnings rate, and 50% growth in other revenues. Other revenues increased due to increases in investment sales broker fees, preferred equity investment income, prepayment fees, and assumption fees.

Total expenses during the year ended December 31, 2017 and 2016 were $478.2 million and $389.5 million, respectively. The 23% increase in total expenses was due primarily to increases in personnel expense, amortization and depreciation costs, and other operating expenses. Personnel expenses as a percentage of total revenues increased slightly from 40% in 2016 to 41% in 2017.  Personnel expense increased 27% mostly due to an increase in salaries expense resulting from a rise in average headcount year over year and an increase in commissions costs due to an increase in origination fees driven by the increase in total trans

Fourth Quarter 2017 Earnings Release

action volume. Amortization and depreciation costs increased 18% due to an increase in the average balance of MSRs outstanding year over year as we originated a record amount of loans in 2017. Other operating expenses increased 17% largely due to an increase in office expenses due to the increase in average headcount year over year.

Operating margin for the year ended December 31, 2017 and 2016 was 33%  and 32%, respectively. Increased scale in the business year over year provided a lift to operating margin, as revenues grew 24% while expenses increased only 23%.

Net income for the year ended December 31, 2017 was  $211.1 million compared to net income of $113.9 million for the same period last year, an 85% increase. The increase in net income is due to a 26% increase in income from operations combined with a significant decrease in income tax expense. The lower income tax expense is related to an increase of excess tax benefits of $8.9  million in 2017 and lower income tax due to tax reform, as discussed above. Diluted earnings per share grew 80% from $3.65 for 2016 to $6.56 in 2017.

For the year ended December 31, 2017 and 2016, adjusted EBITDA was $201.0 million and $129.9 million, respectively. The 55% increase was driven by significant growth in origination fees,  servicing fees, escrow earnings and other interest income, and other revenues, partially offset by a large increase in personnel expenses.

For the year ended December 31, 2017, return on equity was 31% compared to 21% for the year ended December 31, 2016. The increase is largely related to the substantial increase in net income, partially offset by a $199.2 million increase in stockholders’ equity over the past year due primarily to the net income recorded over the past 12 months, partially offset by share repurchases and retirement. Return on equity without the benefit from tax reform was 23%.

DIVIDENDS AND STOCK BUYBACK PROGRAM

On February 6, 2018, our Board of Directors declared a dividend of $0.25 per share for the first quarter of 2018. The dividend will be paid March 7, 2018 to all holders of record of our restricted and unrestricted common stock and restricted stock units as of February 23, 2018. This dividend represents the first such payment of dividends since the Company’s initial public offering in December 2010. The Company expects to continue offering a quarterly dividend.

During the fourth quarter 2017, we repurchased 111 thousand of our shares of our common stock at a weighted-average price of $47.08 per share and 339 thousand with a weighted-average price of $47.10 for all of 2017.

On February 6, 2018, the Company’s Board of Directors authorized the repurchase of up to $50.0 million of the Company’s outstanding common stock over the coming one-year period.

Purchases made pursuant to the program will be made in the open market or in privately negotiated transactions from time to time as permitted by federal securities laws and other legal requirements. The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. The repurchase program may be suspended or discontinued at any time.

1  Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance.  For a reconciliation of adjusted EBITDA to net income, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Financial Metric Reconciliation to GAAP.”

2  The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of Agency volume.

3  At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at risk

Fourth Quarter 2017 Earnings Release

balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

4  Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

Conference Call Information

The Company will host a conference call to discuss its quarterly and annual results on Wednesday, February 7, 2018 at 8:30 a.m. Eastern time. Analysts and investors interested in participating are invited to call (877)  888-4312 from within the United States or (785) 424-1876 from outside the United States and are asked to reference the Conference ID: WDQ417. A simultaneous webcast of the call will be available on the Investor Relations section of the Walker & Dunlop website at http://www.walkerdunlop.com. Presentation materials related to the conference call will be posted to the Investor Relations section of the Company’s website prior to the call. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD), headquartered in Bethesda, Maryland, is one of the largest commercial real estate services and finance companies in the United States providing financing and investment sales to owners of multifamily and commercial properties. Walker & Dunlop, which is included in the S&P SmallCap 600 Index, has over 600 professionals in 28 offices across the nation with an unyielding commitment to client satisfaction.

Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses adjusted EBITDA, a non-GAAP financial measure. The presentation of adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. When analyzing our operating performance, readers should use adjusted EBITDA in addition to, and not as an alternative for, net income. Adjusted EBITDA represents net income before income taxes, interest expense on our term loan facility, and amortization and depreciation, adjusted for provision for credit losses net of write-offs and recoveries, stock-based compensation charges, and non-cash revenues such as gains attributable to MSRs. Because not all companies use identical calculations, our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges that are used to determine compliance with financial covenants.

We use adjusted EBITDA to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, and for benchmarking performance externally against competitors. We believe that this non-GAAP measure, when read in conjunction with the Company's GAAP financials, provides useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company's on-going operating results;
•	the ability to better identify trends in the Company's underlying business and perform related trend analyses; and
•	a better understanding of how management plans and measures the Company's underlying business.

We believe that adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and that adjusted EBITDA should only be used to evaluate the Company's results of operations in conjunction with net income. For more information on adjusted EBITDA, refer to the section of this press release below titled “Adjusted Financial Metric Reconciliation to GAAP.”

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events

Fourth Quarter 2017 Earnings Release

or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) general economic conditions and multifamily and commercial real estate market conditions, (2) regulatory and or legislative changes to Freddie Mac, Fannie Mae or HUD, (3) our ability to retain and attract loan originators and other professionals, and (4) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled ''Risk Factors" in our most recent Annual Report on Form 10-K, as it may be updated or supplemented by our Quarterly Reports on Form 10-Q and our other filings with the SEC.  Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

Contacts:

Investors:	Media:
Kelsey Montz	Susan Weber
Investor Relations	Chief Marketing Officer
Phone 301.202.3207	Phone 301.215.5515
investorrelations@walkeranddunlop.com	info@walkeranddunlop.com
Phone 301.215.5500 7501 Wisconsin Avenue, Suite 1200E Bethesda, Maryland 20814

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
(in thousands)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$191,218	$85,363	$53,338	$50,745	$118,756
Restricted cash	6,677	17,179	15,768	9,313	9,861
Pledged securities, at fair value	97,859	95,102	92,401	86,900	84,850
Loans held for sale, at fair value	951,829	3,275,761	1,608,025	1,230,311	1,858,358
Loans held for investment, net	66,510	152,050	167,540	311,242	220,377
Servicing fees and other receivables, net	41,693	34,476	34,794	35,882	29,459
Derivative assets	10,357	43,853	24,991	15,446	61,824
Mortgage servicing rights	634,756	587,909	573,159	562,530	521,930
Goodwill and other intangible assets	124,543	124,571	124,621	124,670	97,372
Other assets	82,985	84,196	71,398	54,499	49,645
Total assets	$2,208,427	$4,500,460	$2,766,035	$2,481,538	$3,052,432

Liabilities
Accounts payable and other liabilities	$238,538	$255,785	$229,471	$205,100	$232,231
Performance deposits from borrowers	6,461	16,575	14,894	9,424	10,480
Derivative liabilities	1,850	175	500	9,449	4,396
Guaranty obligation, net	41,187	38,300	36,492	35,311	32,292
Allowance for risk-sharing obligations	3,783	3,769	3,648	3,546	3,613
Warehouse notes payable	937,769	3,305,589	1,630,268	1,406,462	1,990,183
Note payable	163,858	163,935	164,011	164,088	164,163
Total liabilities	$1,393,446	$3,784,128	$2,079,284	$1,833,380	$2,437,358

Equity
Preferred shares	$—	$—	$—	$—	$—
Common stock	300	299	301	301	296
Additional paid-in capital	229,173	226,098	222,989	218,908	228,889
Retained earnings	579,943	484,963	458,819	424,252	381,031
Total stockholders’ equity	$809,416	$711,360	$682,109	$643,461	$610,216
Noncontrolling interests	5,565	4,972	4,642	4,697	4,858
Total equity	$814,981	$716,332	$686,751	$648,158	$615,074
Commitments and contingencies	—	—	—	—	—
Total liabilities and equity	$2,208,427	$4,500,460	$2,766,035	$2,481,538	$3,052,432

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited, except for the year ended December 31, 2016)

	Quarterly Trends					Years ended
						December 31,
(in thousands, except per share amounts)	Q4 2017	Q3 2017	Q2 2017	Q1 2017	Q4 2016	2017	2016
Revenues
Gains from mortgage banking activities	$129,458	$111,304	$102,176	$96,432	$117,779	$439,370	$367,185
Servicing fees	46,713	44,900	43,214	41,525	39,370	176,352	140,924
Net warehouse interest income	6,689	5,358	5,800	6,620	7,802	24,467	23,727
Escrow earnings and other interest income	6,786	5,804	4,514	3,292	2,943	20,396	9,168
Other	17,556	12,370	10,703	10,643	10,497	51,272	34,272
Total revenues	$207,202	$179,736	$166,407	$158,512	$178,391	$711,857	$575,276

Expenses
Personnel	$91,120	$78,469	$63,516	$56,172	$73,126	$289,277	$227,491
Amortization and depreciation	33,705	32,343	32,860	32,338	30,603	131,246	111,427
Provision (benefit) for credit losses	(27)	9	(93)	(132)	(778)	(243)	(612)
Interest expense on corporate debt	2,344	2,555	2,443	2,403	2,432	9,745	9,851
Other operating expenses	13,300	11,664	11,599	11,608	11,827	48,171	41,338
Total expenses	$140,442	$125,040	$110,325	$102,389	$117,210	$478,196	$389,495
Income from operations	$66,760	$54,696	$56,082	$56,123	$61,181	$233,661	$185,781
Income tax expense (benefit)	(32,794)	19,988	21,570	13,063	24,175	21,827	71,470
Net income before noncontrolling interests	$99,554	$34,708	$34,512	$43,060	$37,006	$211,834	$114,311
Less: net income (loss) from noncontrolling interests	593	330	(55)	(161)	216	707	414
Walker & Dunlop net income	$98,961	$34,378	$34,567	$43,221	$36,790	$211,127	$113,897

Basic earnings per share	$3.30	$1.14	$1.15	$1.45	$1.25	$7.03	$3.87
Diluted earnings per share	$3.06	$1.06	$1.08	$1.35	$1.16	$6.56	$3.65

Basic weighted average shares outstanding	30,027	30,085	30,131	29,809	29,477	30,014	29,432
Diluted weighted average shares outstanding	32,293	32,312	32,097	32,006	31,701	32,205	31,172

SUPPLEMENTAL OPERATING DATA

Unaudited

	Quarterly Trends					Years ended
						December 31,
(dollars in thousands, except per share data)	Q4 2017	Q3 2017	Q2 2017	Q1 2017	Q4 2016	2017	2016
Transaction Volume:
Loan Origination Volume by Product Type
Fannie Mae	$2,426,878	$1,389,451	$2,188,841	$1,888,936	$2,273,379	$7,894,106	$7,000,942
Freddie Mac	1,665,787	4,040,985	1,111,434	1,162,950	1,231,766	7,981,156	4,234,071
Ginnie Mae - HUD	483,494	263,714	403,981	207,032	261,204	1,358,221	879,941
Brokered (1)	2,154,644	1,893,047	1,948,918	1,330,298	1,304,724	7,326,907	4,189,116
Interim Loans	124,810	26,375	26,637	136,550	184,560	314,372	419,600
Total Loan Origination Volume	$6,855,613	$7,613,572	$5,679,811	$4,725,766	$5,255,633	$24,874,762	$16,723,670
Investment Sales Volume	1,456,554	935,960	351,825	286,730	1,005,265	3,031,069	2,574,442
Total Transaction Volume	$8,312,167	$8,549,532	$6,031,636	$5,012,496	$6,260,898	$27,905,831	$19,298,112

Key Performance Metrics:
Operating margin	32%	30%	34%	35%	34%	33%	32%
Return on equity	55	20	21	28	25	31	21
Walker & Dunlop net income	$98,961	$34,378	$34,567	$43,221	$36,790	$211,127	$113,897
Adjusted EBITDA (2)	54,657	45,000	50,988	50,305	34,625	200,950	129,928
Diluted EPS	3.06	1.06	1.08	1.35	1.16	6.56	3.65

Key Expense Metrics (as a percentage of total revenues):
Personnel expenses	44%	44%	38%	35%	41%	41%	40%
Other operating expenses	6	6	7	7	7	7	7
Key Revenue Metrics (as a percentage of loan origination volume):
Origination related fees	1.12%	0.79%	1.01%	1.08%	1.00%	0.99%	1.04%
Gains attributable to MSRs	0.77	0.67	0.79	0.96	1.24	0.78	1.15
Gains attributable to MSRs--Agency (3)	1.16	0.89	1.21	1.40	1.73	1.13	1.59

Other Data:
Market capitalization at period end	$1,469,958	$1,625,634	$1,526,336	$1,302,748	$961,539
Closing share price at period end	$47.50	$52.33	$48.83	$41.69	$31.20
Average headcount	622	609	594	573	539

Servicing Portfolio by Product:
Fannie Mae	$32,075,617	$30,005,596	$29,573,946	$28,741,065	$27,728,164
Freddie Mac	26,782,581	25,930,819	22,380,103	21,426,315	20,688,410
Ginnie Mae - HUD	9,640,312	8,878,899	8,919,840	9,073,355	9,155,794
Brokered (1)	5,744,518	5,170,479	5,128,453	4,829,934	5,286,473
Interim Loans	249,138	298,889	288,412	313,355	222,313
Total Servicing Portfolio	$74,492,166	$70,284,682	$66,290,754	$64,384,024	$63,081,154

Key Servicing Metrics (end of period):
Weighted-average servicing fee rate (bps)	25.7	25.7	26.5	26.5	26.1
Weighted-average remaining term (years)	10.0	9.9	10.1	10.2	10.3

(1)	Brokered transactions for commercial mortgage backed securities, life insurance companies, and commercial banks.
(2)	This is a non-GAAP financial measure. For more information on adjusted EBITDA, refer to the section above titled “Non-GAAP Financial Measures.”
(3)	The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of Agency volume.

KEY CREDIT METRICS

Unaudited

	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands)	2017	2017	2017	2017	2016
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$24,173,829	$22,966,583	$22,491,811	$21,465,009	$20,669,404
Fannie Mae Modified Risk	7,491,822	6,858,310	6,878,981	7,035,879	6,396,812
Freddie Mac Modified Risk	53,207	53,217	53,225	53,359	53,368
Interim Program JV Modified Risk (1)	182,175	146,125	—	—	—
Total risk-sharing servicing portfolio	$31,901,033	$30,024,235	$29,424,017	$28,554,247	$27,119,584

Non risk-sharing servicing portfolio:
Fannie Mae No Risk	$409,966	$180,703	$203,154	$240,177	$661,948
Freddie Mac No Risk	26,729,374	25,877,602	22,326,878	21,372,956	20,635,042
GNMA - HUD No Risk	9,640,312	8,878,899	8,919,840	9,073,355	9,155,794
Brokered	5,744,518	5,170,479	5,128,453	4,829,934	5,286,473
Total non risk-sharing servicing portfolio	$42,524,170	$40,107,683	$36,578,325	$35,516,422	$35,739,257
Total loans serviced for others	$74,425,203	$70,131,918	$66,002,342	$64,070,669	$62,858,841
Interim loans (full risk) servicing portfolio	66,963	152,764	288,412	313,355	222,313
Total servicing portfolio unpaid principal balance	$74,492,166	$70,284,682	$66,290,754	$64,384,024	$63,081,154

At risk servicing portfolio (2)	$28,058,967	$26,556,339	$26,095,958	$25,187,219	$24,072,347
Maximum exposure to at risk portfolio (3)	5,680,798	5,420,386	5,282,883	5,183,874	4,921,802
60+ day delinquencies, within at risk portfolio (4)	5,962	5,962	—	—	—
At risk loan balances associated with allowance for risk-sharing obligations	5,962	5,962	—	—	—

60+ day delinquencies as a percentage of the at risk portfolio	0.02%	0.02%	0.00%	0.00%	0.00%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.01	0.01	0.01	0.01	0.02
Allowance for risk-sharing as a percentage of the specifically identified at risk balances	63.45	63.22	N/A	N/A	N/A
Allowance for risk-sharing as a percentage of maximum exposure	0.07	0.07	0.07	0.07	0.07
Allowance for risk-sharing and guaranty obligation as a percentage of maximum exposure	0.79	0.78	0.76	0.75	0.73

(1)	We indirectly share in a portion of the risk of loss associated with these loans through our 15% equity ownership in our Interim Program joint venture.

(2)

At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as an immaterial balance of Freddie Mac loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% DUS risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk-sharing. Accordingly, if the $15 million loan with 50% DUS risk-sharing was to default, the Company would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

(3)

Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

(4)	September 30, 2017 includes loans that are not 60+ days delinquent but have defaulted.

ADJUSTED FINANCIAL METRIC RECONCILIATION TO GAAP

Unaudited

						Years ended December 31,
(in thousands)	Q4 2017	Q3 2017	Q2 2017	Q1 2017	Q4 2016	2017	2016	2010
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$98,961	$34,378	$34,567	$43,221	$36,790	$211,127	$113,897	$8,227
Income tax expense (benefit)	(32,794)	19,988	21,570	13,063	24,175	21,827	71,470	31,915
Interest expense on corporate debt	2,344	2,555	2,443	2,403	2,432	9,745	9,851	1,334
Amortization and depreciation	33,705	32,343	32,860	32,338	30,603	131,246	111,427	16,959
Provision (benefit) for credit losses	(27)	9	(93)	(132)	(778)	(243)	(612)	7,469
Net recoveries (write-offs)	—	—	—	—	810	—	(1,757)	(2,148)
Stock compensation expense	5,369	6,508	4,310	4,947	5,693	21,134	18,477	49
Gains attributable to mortgage servicing rights (1)	(52,901)	(50,781)	(44,669)	(45,535)	(65,100)	(193,886)	(192,825)	(43,052)
Adjusted EBITDA	$54,657	$45,000	$50,988	$50,305	$34,625	$200,950	$129,928	$20,753

(1)	Represents the fair value of the expected net cash flows from servicing recognized at commitment, net of the expected guaranty obligation.